>

CODE OF ETHICS

FOR SENIOR FINANCIAL OFFICERS, EMPLOYEES,

AND THE PRINCIPAL EXECUTIVE OFFICERS OF

GOLD DYNAMICS CORP.

Gold Dynamics Corp. (the Company) is committed to conducting its business in compliance with all applicable laws and regulations and in accordance with high standards of business conduct. The Company strives to maintain the highest standard of accuracy, completeness, and disclosure in its financial dealings, records, and reports.
These standard serve as the basis for managing the Company's business, for meeting the Company's duties to its stockholders, and for maintaining compliance with financial reporting requirements.
The Company's principal executive officers and all of the Company's senior financial executives must agree to comply with the following principles and will promote and support this Code of Ethics, and comply with the following principles. For the purpose of this Code of Ethics, "senior financial officers" means the Company's principal financial officer and controller or principal accounting officer, or persons performing similar functions.

The principal executive officer and each senior financial officer of the Company will adhere to and advocate the following principals and responsibilities governing his or her professional and ethical conduct, each to the best of his or her knowledge and ability:

1.     Act with honesty and integrity and in a ethical manner,
avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.     Promptly disclose to the Company, through the General
Counsel, Chief Accounting Officer, or Audit Committee, any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between personal and
professional relationships.

3.     Provide full, fair, accurate, timely, and understandable
disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the
Company.

4.     Provide constituents with information that is accurate,
complete, objective, relevant, timely, and understandable.

5.     Comply with applicable rules and regulations of federal,
state, and local governments and other appropriate private and public regulatory agencies.

6.     Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated.

7.     Use good business judgment in the processing and recording of all financial transactions.

8.     Respect the confidentiality of information acquired in the course of the Company's business, except when authorized or
otherwise legally obligated to disclose such information, and not use confidential information acquired in the course of work for personal advantage.

9.     Share knowledge and maintain skills important and relevant to his or her constituents' needs.

10.   Promote ethical behavior among constituents in the work
environment.

11.   Achieve responsible use of and control over all assets and resources employed or entrusted to him or her.

12.   Comply with generally accepted accounting standards and
practices, rules, regulations and controls.

13.   Ensure that accounting entries are promptly and accurately recorded and properly documented and that no accounting entry intentionally distorts or disguises the true nature of any business transaction.

14.    Maintain books and records that fairly and accurately reflect the Company's business transactions.

15.   Sign only those documents that he or she believes to be
accurate and truthful.

16.   Devise, implement, and maintain sufficient internal controls to assure that financial record keeping objectives are met.

17.   Prohibit the establishment of any undisclosed or unrecorded funds or assets for any purpose and provide for the proper and prompt recording of all disbursements of funds and all receipts.

18.   Not knowingly be a party to any illegal activity or engage in acts that are discreditable to his or her profession or the Company.

19.   Respect and contribute to the legitimate and ethical objects of the Company.

20.   Engage in only those services for which he or she has the
necessary knowledge, skill, and expertise.

21.   Not make, or tolerate to be made, false or artificial
statements or entries for any purpose in the books and records of the Company or in any internal or external correspondence,
memoranda, or communication of any type, including telephone or wire communications.

22.    Report to the Company, through the General Counsel, Chief
Accounting Officer, or Audit Committee any situation where the Code of Ethics, the Company's standards, or the laws are being violated.

Those required to comply with this Code of Ethics understand that failure to comply with this Code of Ethics will not be tolerated by
Company and that deviations there from or violations thereof will result in serious consequences, which may include, but may not be limited to, serious reprimand, dismissal or other legal actions.

The parties subject to this Code of Ethics will acknowledge in writing that they agree to comply with these requirements.